Exhibit 10.32

EMPLOYMENT AGREEMENT

      This Employment Agreement (this “Agreement”) is effective December 1, 2004, and is between Intervoice, Inc., a Texas corporation (“Intervoice”), and Robert E. Ritchey (the “Executive”).

1. Definitions. As used in this Agreement, the following terms have the following meanings:

      (a) “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

      (b) “Annual Period” means the time period of March 1 through the end of the following February.

      (c) “Board” means the Board of Directors of Intervoice.

      (d) “Cause” means a finding by the Board of acts or omissions (whether occurring during or prior to the term of this Agreement) constituting (i) a breach of duty by the Executive in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty, or moral turpitude; (ii) conduct by the Executive that is materially detrimental to Intervoice, monetarily or otherwise, or reflects unfavorably on Intervoice or the Executive to such an extent that Intervoice’s best interests reasonably require the termination of the Executive’s employment; (iii) acts or omissions of the Executive materially in violation of his obligations under this Agreement, any prior employment agreement with Intervoice, or at law; (iv) the Executive’s violation of or subversion of Intervoice’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) the Executive’s repeated insubordination; (vi) the Executive’s failure to comply with or enforce personnel policies of Intervoice or its Affiliates; (vii) the Executive’s failure to devote his full working time and best efforts to the performance of his responsibilities to Intervoice or its Affiliates; or (viii) the Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense, or any violation of federal or state securities laws.

      (e) “Corporate Change” means (a) the dissolution or liquidation of Intervoice; (b) a reorganization, merger or consolidation of Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of Company in another state or any other merger or consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of Intervoice and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (c) the sale of all or substantially all of the assets of Intervoice; or (d) the occurrence of a Change in Control. A “Change in Control” shall be deemed to have occurred if (a) individuals who were directors of Intervoice immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board of Directors of Intervoice (or of the Board of Directors of any successor to Intervoice or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of Intervoice immediately prior to such Control Transaction or (b) any entity, person or Group acquires shares of Intervoice in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, “Control Transaction” means (a) any tender offer for or acquisition of capital stock of Intervoice pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock; (b) any Corporate Change Merger of Intervoice; (c) any contested election of directors of Intervoice; or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board of Directors of Intervoice. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

      (f) “Competitor” means any person or entity that carries on business activities in competition with the activities of Intervoice or any Affiliate of Intervoice, including but not limited to (i) Alcatel, Avaya, IBM, Nortel, Aspect Communications, Edify, Converse Technologies, and Lucent Technologies, or, if those corporate names are not formally correct, the businesses commonly referred to by those names; and (ii) the successors to, assigns of, and Affiliates of the persons or entities described in (i).

      (g) “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive.

      (h) “Employment Termination Date” means the effective date of termination of the Executive’s employment as established under Paragraph 6(g).

      (i) “Good Reason” means any of the following actions if taken without the Executive’s prior written consent: (i) any material failure by Intervoice to comply with its obligations under Paragraph 5 (Compensation and Related Matters); (ii) any material failure by Intervoice to comply with its obligations under Paragraph 20 (Assumption by Successor); (iii) any demotion of the Executive as evidenced by a material reduction in the Executive’s responsibilities, duties, compensation, or benefits; or (iv) any permanent relocation of the Executive’s place of business to a location 50 miles or more from the current location. Neither a transfer of employment among Intervoice and any of its Affiliates nor a mere change in job title constitutes “Good Reason.”

      (j) “Inability to Perform” means and shall be deemed to have occurred if the Executive has been determined under Intervoice’s long-term disability plan to be eligible for long-term disability benefits. In the absence of the Executive’s participation in such plan, “Inability to Perform” means a finding by the Board that the Executive is, despite any reasonable accommodation required by law, unable to perform the essential functions of his position because of an illness or injury for (i) 60% or more of the normal working days during six consecutive calendar months or (ii) 40% or more of the normal working days during twelve consecutive calendar months.

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      (k) “Noncompetition Area” means the following geographic areas: (i) any foreign country in which Intervoice has sold or installed its products or systems or has definitive plans to sell or install its products at any time prior to or at the time of the Employment Termination Date; and (ii) the United States of America.

      (l) “Work Product” means all ideas, works of authorship, inventions, and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by Intervoice and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of Intervoice and/or any of its Affiliates, or any other business or research or development effort in which Intervoice and/or any of its Affiliates engages during the Executive’s employment. Work Product includes any material previously conceived, made, developed, or worked on during the Executive’s employment with Intervoice prior to the effective date of this Agreement.

2. Employment. Intervoice agrees to continue to employ the Executive (who previously was employed pursuant to that certain Employment Agreement effective as of September 1, 2002), and the Executive agrees to continue to be employed, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.

3. Term. The Executive’s employment as provided in Paragraph 2 shall be for an initial term of three months and two consecutive Annual Periods, commencing on December 1, 2004 (the “Employment Term”), unless sooner terminated as provided in this Agreement. Subject to earlier termination as provided in this Agreement, the initial term of this Agreement shall be automatically extended for one additional Annual Period unless either the Executive or Intervoice gives written notice to the other six months or more prior to the end of the second Annual Period. In the event of such an automatic extension, the additional Annual Period shall also be part of the “Employment Term.” The Executive’s employment will end upon the expiration of the Employment Term, which occurs at the end of the second Annual Period of the initial term if either party gives the notice required under this Paragraph 3 or at the end of the third Annual Period if neither party gives such notice. The ending of the Executive’s employment as a result of the expiration of the Employment Term shall not constitute a termination of employment by either party under this Agreement or give rise to any of the obligations of Intervoice that arise under this Agreement as a result of a termination of employment.

4. Position and Duties.

      (a) During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of Intervoice. In such capacity, the Executive, subject to the ultimate control and direction of the Board, shall have and exercise direct charge of and general supervision over the business and affairs of Intervoice. In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Intervoice. The Executive shall report and be accountable to the Board. Furthermore, the Board shall request the Nominating Committee of the Board, subject to and in a manner consistent with the

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Intervoice Nominating Committee Charter, to recommend the Executive as a nominee for election to the Board of Intervoice at each annual meeting of shareholders during the Employment Term.

      (b) During the Employment Term, the Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of Intervoice to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.

      (c) In connection with the Executive’s employment by Intervoice under this Agreement, the Executive shall be based at the principal executive offices of Intervoice in Dallas, Texas, or at any other place where the principal executive offices of Intervoice may be located during the Employment Term. The Executive also will engage in such travel as the performance of the Executive’s duties in the business of Intervoice may require.

      (d) All services that the Executive may render to Intervoice or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

      (e) The Executive hereby acknowledges that he has read and is familiar with Intervoice’s Business Ethics Policy and Code of Conduct and is in full compliance with all of the provisions thereof and will continue to comply with all such provisions, and any amendments thereto, during the Employment Term.

5. Compensation and Related Matters.

      (a) Base Salary. During each Annual Period of the Employment Term, Intervoice shall pay to the Executive for his services under this Agreement an annual base salary (“Base Salary”). The Base Salary on the effective date of this Agreement shall be at least $395,000.00. The Base Salary is subject to adjustment at the discretion of the Board, but in no event shall Intervoice pay the Executive a Base Salary less than that set forth above. The Base Salary shall be payable in installments in accordance with the general payroll practices of Intervoice, or as otherwise mutually agreed upon.

      (b) Annual Incentives. During the Employment Term, the Executive will participate in Intervoice’s annual incentive bonus program(s) (including but not limited to the Intervoice, Inc. Fiscal Year 2005 Second Half Incentive Plan currently in effect, according to its terms and while it remains in effect) applicable to the Executive’s position, as may be adopted by Intervoice from time to time and in accordance with the terms of such program(s). The parties agree that the provisions of this Paragraph 5(b) are exclusive and supersede the terms of any other agreement or provision relating to annual incentive compensation to be provided to the Executive by Intervoice.

      (c) Long-term Incentives. During the Employment Term, the Executive will participate in Intervoice’s long-term incentive plan(s) applicable to the Executive’s position, in accordance with the terms of such plan(s).

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      (d) Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by Intervoice to its senior executives, including without limitation Intervoice’s life insurance, long-term disability, and health plans. The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

      (e) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities under this Agreement, consistent with Intervoice’s policies or practices for reimbursement of expenses incurred by other Intervoice senior executives.

      (f) Vacations. During the Employment Term, the Executive shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of Intervoice. The Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Intervoice and the Executive.

6. Termination of Employment.

      (a) Death. The Executive’s employment shall terminate automatically upon his death.

      (b) Inability to Perform. Intervoice may terminate the Executive’s employment for Inability to Perform.

      (c) Termination by Intervoice for Cause. Intervoice may terminate the Executive’s employment for Cause by providing the Executive with a Notice of Termination as set out in Paragraph 6(f). To exercise its right to terminate the Executive pursuant to provisions (vi) or (vii) of the definition of Cause, however, Intervoice must first provide the Executive with 30 days’ time to correct the circumstances or events that Intervoice contends give rise to the existence of Cause under those provisions. The 30-day time period just referenced shall not begin to run until the Board has given the Executive the opportunity to meet with the Board (at which meeting at least a quorum of the Board is present either personally or telephonically) to hear a specific explanation of the circumstances or events the Board believes may fall within provisions (vi) or (vii) of the definition of Cause. Nothing in this Paragraph 6(c) precludes informal discussions between the Executive and any member of the Board regarding such circumstances or events either before or after the meeting that begins the 30-day period for the Executive to correct the circumstances or events.

      (d) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. To exercise his right to terminate for Good Reason, the Executive must provide written notice to Intervoice of his belief that Good Reason exists, and that notice shall describe the circumstance(s) believed to constitute Good Reason. If such circumstance(s) may reasonably be remedied, Intervoice shall have 30 days to effect a remedy. If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking the Executive’s right to terminate his employment for Good Reason must be given no later than 60 days after the date Good Reason first arose; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason.

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      (e) Termination by Either Party Without Cause or Without Good Reason. Either Intervoice or the Executive may terminate the Executive’s employment without Cause or Good Reason upon at least six months’ prior written notice to the other party.

      (f) Notice of Termination. Any termination of the Executive’s employment by Intervoice or by the Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision invoked; and (iii) if the termination is by the Executive under Paragraph 6(e), or by Intervoice for any reason, specify the Employment Termination Date. The failure by Intervoice or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Intervoice or the Executive or preclude either of them from asserting such fact or circumstance in enforcing or defending their rights.

      (g) Employment Termination Date. The Employment Termination Date, whether occurring before or after a Corporate Change, shall be as follows: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated by Intervoice because of his Inability to Perform or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive’s employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given; or (iv) if the termination is under Paragraph 6(e), the date specified in the Notice of Termination, which date shall be no earlier than six months after the date such notice is given.

      (h) Deemed Resignation. In the event of termination of the Executive’s employment, the Executive agrees that if at such time he is a member of the Board or is an officer of Intervoice or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date, unless the Board notifies the Executive prior to the Employment Termination Date of the Board’s desire that the Executive remain a member of the Board, in which case the Executive shall not be deemed to have resigned his position as a member of the Board merely by virtue of the termination of his employment.

      (i) Good Faith. In making determinations regarding the existence of appropriate grounds for the termination of the employment relationship and the proper compensation in the event of such a termination, both the Executive and Intervoice shall exercise good faith toward one another.

7. Compensation Upon Termination of Employment.

      (a) Death. If the Executive’s employment is terminated by reason of the Executive’s death, Intervoice shall pay to such person as the Executive shall designate in a written notice to Intervoice (or, if no such person is designated, to his estate) the Executive’s Base Salary through the Employment Termination Date and the lump sum equivalent of six months’ Base Salary.

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      (b) Inability to Perform. If the Executive’s employment is terminated by reason of the Executive’s Inability to Perform, Intervoice shall pay to the Executive any unpaid portion of the Executive’s Base Salary through the Employment Termination Date.

      (c) Termination by the Executive Without Good Reason. If the Executive’s employment is terminated by the Executive pursuant to and in compliance with Paragraph 6(e), Intervoice shall pay to the Executive any unpaid portion of the Executive’s Base Salary through the Employment Termination Date.

      (d) Termination for Cause. If the Executive’s employment is terminated by Intervoice for Cause, Intervoice shall pay to the Executive any unpaid portion of the Executive’s Base Salary through the Employment Termination Date.

      (e) Termination Without Cause or With Good Reason.

           (i) If the Executive’s employment is terminated by Intervoice for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason, Intervoice will continue to pay to the Executive, at the time and in the manner provided in Paragraph 7(e)(ii), his Base Salary for 18 months from the Employment Termination Date if, within 60 days after the Employment Termination Date, the Executive has signed a general release agreement in a form acceptable to Intervoice and the Executive does not revoke such an agreement; provided, however, that Intervoice’s obligation under this Paragraph 7(e) is limited as follows:

     (A) If, in the reasonable judgment of Intervoice, the Executive engages in any conduct that violates Paragraph 8 or engages in any of the Restricted Activities described in Paragraph 9, Intervoice’s obligation to make payments to the Executive under this Paragraph 7(e), if any such obligation remains, shall end as of the date Intervoice so notifies the Executive in writing; and

     (B) if the Executive is arrested or indicted for any felony, other criminal offense punishable by imprisonment or jail term of one year or more, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with Intervoice or any of its Affiliates, or if Intervoice reasonably believes that the Executive has committed any act or omission that would have entitled Intervoice to terminate his employment for Cause, whether such act or omission was committed during his employment with Intervoice or any of its Affiliates or thereafter, Intervoice may suspend any payments remaining under this Paragraph 7(e) until the final resolution of such criminal or civil proceedings or until such earlier date on which the Board has made a final determination as to whether the Executive committed such an act or omission. If the Executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to any such criminal or civil proceedings, or if the Board determines that the Executive has committed such an act or omission, (1) Intervoice’s obligation to provide the payments set out in this Paragraph 7(e) shall immediately end, and (2) the Executive shall repay to Intervoice any amounts paid to him pursuant to this Paragraph 7(e) within 30 days after a written request to do so by Intervoice. If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or the Board determines

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that the Executive has not committed such an act or omission, Intervoice shall pay to the Executive any payments that it has suspended, with interest on such suspended payments at its cost of funds, and shall make any remaining payments due under this Paragraph 7(e).

           (ii) The Base Salary payments provided for under this Paragraph 7(e) shall be paid at the time and in the manner such Base Salary would have been paid had there been no termination of employment unless such payments may not be begun before the date that is six months after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive) as provided in Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) in order to meet the requirements of Section 409A of the Code, as determined by Intervoice in its sole judgment, in which case the sum of the payments that otherwise would have been made during such six-month period shall be paid in a single lump-sum payment as soon as administratively practicable following the date that is six months after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive) and any remaining payments provided for under this Paragraph 7(e) shall be paid at the time and in the manner such Base Salary would have been paid had there been no termination of employment.

      (f) Termination Following Corporate Change.

           (i) If, within the two-year period following a Corporate Change, the Executive’s employment with Intervoice or an Affiliate or successor of Intervoice is terminated for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason, the Executive will be paid, in lieu of any payment under Paragraph 7(e), a lump-sum amount equivalent to 2.99 times the sum of the Executive’s then-current Base Salary and the amount of annual incentive bonus(es) the Executive received for the last completed fiscal year of Intervoice under any program described in Paragraph 5(b). The payment provided for in this Paragraph 7(f)(i) shall be paid as soon as administratively practicable following the date that is six months after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive) as provided in Section 409A(a)(2) of the Code.

           (ii) In the event that it is determined that any payment (other than the Gross-Up payment provided for in this Paragraph 7(f)(ii)) or distribution by Intervoice or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of Intervoice, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes, including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be

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subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in this Paragraph 7(b)(ii) will be made at the expense of Intervoice by Intervoice’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon Intervoice and the Executive. The Gross-Up Payment will be paid to the Executive as soon as administratively practicable following the later of (i) the date that is six months after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive) as provided in Section 409A(a)(2) of the Code, or (ii) the date the Executive is required to pay the excise tax imposed by Section 4999 of the Code.

      (g) Health Insurance. If the Executive’s employment with Intervoice or any Affiliate of Intervoice ends on account of (i) a termination by Intervoice for any reason other than for death or Cause, or (ii) a termination by the Executive for Good Reason, the Executive will receive, in addition to any other payments due under this Agreement, the following benefit: if, at the time his employment ends, the Executive participates in one or more health plans offered by Intervoice and the Executive is eligible for and elects to receive continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, Intervoice will reimburse the Executive during the 18-month period following the Employment Termination Date or, if shorter, the period of such actual COBRA continuation coverage, the difference between the total amount of the monthly COBRA premiums actually paid by the Executive for such continued health plan benefits and the total monthly amount of the premiums charged to active senior executives of Intervoice for the same health insurance coverage. Provided, however, that Intervoice’s reimbursement obligation under this Paragraph 7(g) shall terminate upon the earlier of (i) the expiration of the time period(s) described above, or (ii) the date the Executive becomes eligible for health insurance coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which occurrence the Executive shall promptly report to Intervoice.

      (h) Exclusive Compensation and Benefits. The compensation and benefits described in this Paragraph 7, along with the associated terms for payment, constitute all of Intervoice’s obligations to the Executive with respect to the end of the Executive’s employment with Intervoice and/or its Affiliates. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that the Executive may have under the applicable provisions of any benefit plan of Intervoice in which the Executive is participating at the time of the termination of employment.

      (i) Compliance with Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Intervoice in its sole judgment to be subject to Section 409A of the Code shall be paid in a manner that Intervoice in its sole judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance, even if meeting such requirements would result in a delay in the time of payment of such compensation.

      (j) Payment after the Executive’s Death. In the event of the Executive’s death after he becomes entitled to a payment or payments pursuant to this Paragraph 7, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid

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to the Executive, to such person as the Executive shall designate in a written notice to Intervoice (or, if no such person is designated, to his estate).

8. Confidential Information.

      (a) The Executive acknowledges and agrees that (i) Intervoice is engaged in a highly competitive business; (ii) Intervoice has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) Intervoice must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) in the voice and data solutions business (including particularly, but without limitation, the segments of interactive voice response/portal solutions, messaging solutions, payment solutions, maintenance and related services, and managed services provided for customers on an outsourced or managed service provider basis), his participation in or direction of Intervoice’s day-to-day operations and strategic planning are an integral part of Intervoice’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Intervoice and enhances Intervoice’s goodwill, and in carrying out his responsibilities he in turn will be relying on Intervoice’s goodwill and the disclosure by Intervoice to him of Confidential Information; (vi) he will have access to Confidential Information that could be used by any Competitor of Intervoice in a manner that would irreparably harm Intervoice’s competitive position in the marketplace and dilute its goodwill; and (vii) he necessarily would use or disclose Confidential Information if he were to engage in competition with Intervoice.

      (b) Intervoice acknowledges and agrees that the Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities. Intervoice accordingly promises upon execution and delivery of this Agreement to provide the Executive immediate access to new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information.

      (c) Intervoice and the Executive thus acknowledge and agree that during the Executive’s employment with Intervoice and upon execution and delivery of this Agreement he (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to Intervoice and/or its Affiliates; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to Intervoice and/or its Affiliates; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Intervoice and its Affiliates have generated and from the Confidential Information.

      (d) Accordingly, the Executive acknowledges and agrees that at all times during his employment by Intervoice and/or any of its Affiliates and thereafter:

           (i) all Confidential Information shall remain and be the sole and exclusive property of Intervoice and/or its Affiliates;

           (ii) he will protect and safeguard all Confidential Information;

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           (iii) he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, Intervoice or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Intervoice or compelled to do so by law or valid legal process;

           (iv) if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify Intervoice in writing sufficiently in advance of any such disclosure to allow Intervoice the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

           (v) at the end of his employment with Intervoice for any reason or at the request of Intervoice at any time, he will return to Intervoice all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

           (vi) absent the promises and representations of the Executive in this Paragraph 8 and in Paragraph 9, Intervoice would require him immediately to return any tangible Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

9. Noncompetition and Nondisparagement Obligations. In consideration of Intervoice’s promises to provide the Executive with new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of Intervoice in this Agreement, the Executive agrees that, while he is employed by Intervoice and/or any of its Affiliates and for a two-year period following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

      (a) He will not directly or indirectly disparage Intervoice or its Affiliates, any products, services, or operations of Intervoice or its Affiliates, or any of the former, current, or future officers, directors, or employees of Intervoice or its Affiliates;

      (b) He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Intervoice or its Affiliates to leave that employment or cease performing those services;

      (c) He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Intervoice or any of its Affiliates to cease being a customer, supplier, or vendor of Intervoice or any of its Affiliates or to divert all or any part of such person’s or entity’s business from Intervoice or any of its Affiliates; and

      (d) He will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant, with any Competitor of

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Intervoice or any of its Affiliates, unless (i) he has advised Intervoice in writing in advance of his desire to undertake such activities and the specific nature of such activities; (ii) Intervoice has received written assurances (that will be designed, among other things, to protect Intervoice’s and its Affiliates’ goodwill, Confidential Information, and other important commercial interests) from the Competitor and the Executive that are, in Intervoice’s sole discretion, adequate to protect its interests; (iii) Intervoice, in its sole discretion, has approved in writing such association; and (iv) the Executive and the Competitor adhere to such assurances. After the end of the Executive’s employment with Intervoice and any Affiliate, the restriction set forth in this Paragraph 9(d) extends only to (x) the performance by the Executive, directly or indirectly, of the same or similar activities the Executive has performed for Intervoice or any of its Affiliates during his employment with Intervoice or any of Affiliates, whether or not under this Agreement, or such other activities that by their nature are likely to lead to the disclosure of Confidential Information, and (y) that takes place anywhere in, or is directed at any part of, the Noncompetition Area. The Executive shall not be in violation of this Paragraph 9(d) solely as a result of his investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of one percent of all such shares of stock or other securities issued and outstanding. The Executive acknowledges and agrees that engaging in the activities restricted by this Paragraph 9(d) would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of Intervoice or its Affiliates.

      The Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that Intervoice’s promises and undertakings set forth in Paragraph 8 and the Executive’s position and responsibilities with Intervoice give rise to Intervoice’s interest in restricting the Executive’s post-employment activities; that such restrictions are designed to enforce the Executive’s promises and undertakings set forth in this Paragraph 9 and his common-law obligations and duties owed to Intervoice and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect Intervoice’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify Intervoice in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable; that the mutual promises and undertakings of Intervoice and the Executive under Paragraphs 8 and 9 are not contingent on the duration of the Executive’s employment with Intervoice; and that absent the promises and representations made by the Executive in this Paragraph 9 and Paragraph 8, Intervoice would require him to return any Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

10. Intellectual Property.

      (a) In consideration of Intervoice’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to Intervoice, shall be the sole and exclusive property of Intervoice, and is hereby assigned to Intervoice, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular

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hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of Intervoice; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by Intervoice from the time of creation.

      (b) The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to Intervoice, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that Intervoice is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with Intervoice during and after his employment with Intervoice in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal, and deliver all documents tendered by Intervoice to evidence its ownership thereof throughout the world; and (iii) cooperate with Intervoice in obtaining, defending, and enforcing its rights therein.

      (c) The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other person or entity. The Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. The Executive will not in connection with his employment by Intervoice, use or disclose to Intervoice any confidential, trade secret, or other proprietary information of any previous employer or other person that the Executive is not lawfully entitled to disclose.

11. Reformation. If the provisions of Paragraphs 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and Intervoice agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

12. Indemnification.

      (a) Indemnification against Claims. Intervoice shall indemnify the Executive from and against expenses (including attorney’s fees), amounts paid in settlement, judgments, or fines incurred by the Executive in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which the Executive is a party or is threatened to be made a party by reason of or arising out of the performance by the Executive of his position and duties under this Agreement, provided that the Executive acted in a manner he reasonably believed to be in or not opposed to the best interests of Intervoice, and with respect to any criminal action or proceeding, the Executive had no reasonable cause to believe his conduct was unlawful. This Paragraph 12 does not, however, supersede Intervoice’s remedies under Paragraph 7 of this Agreement.

      (b) Procedure for Indemnification. Promptly after receipt by the Executive of notice of the commencement of any legal action against the Executive in respect of which indemnity or reimbursement may be sought from Intervoice under this Agreement, the Executive shall notify Intervoice in writing of the commencement thereof. Any indemnification pursuant to

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Paragraph 12(a) of this Agreement shall be made by Intervoice only as authorized in the specific case upon a determination that indemnification of the Executive is proper in the circumstances because he has met the applicable standards of conduct set forth in Paragraph 12(a) of this Agreement. Such determination shall be made by a majority of the Board who at the time of such determination are not named defendants or respondents in the legal action, regardless of whether the directors not named defendants or respondents constitute a quorum.

      (d) Advance Payment of Expenses. Expenses incurred by the Executive in defending a civil or criminal action, suit, or proceeding may be paid by Intervoice in advance of the final disposition of such action, suit, or proceeding if authorized by the Board upon receipt of an undertaking by or on behalf of the Executive to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by Intervoice pursuant to this Paragraph.

      (e) Nonexclusivity of Indemnification Provisions. Indemnification pursuant to this Paragraph 12 shall be in addition to any other rights that the Executive may have under corporate or partnership governance documents, other agreements, or applicable law. Notwithstanding any provision of this Agreement to the contrary, Intervoice shall not be obligated to indemnify the Executive under this Agreement to the extent that Intervoice is prohibited by law from providing such indemnification.

13. Assistance in Litigation. During the Employment Term and thereafter, the Executive shall, upon reasonable notice, furnish such information and proper assistance to Intervoice or any of its Affiliates as may reasonably be required by Intervoice in connection with any litigation in which Intervoice or any of its Affiliates is, or may become, a party. Intervoice shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for his time in providing information and assistance in accordance with this Paragraph 13.

14. No Obligation to Pay. With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Intervoice to fail to make such payment to the Executive if (i) Intervoice is legally prohibited from making the payment; (ii) Intervoice would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.

15. Withholding Taxes. Intervoice shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including Social Security and Medicare contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

16. Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

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           (i) If to Intervoice, at:

Intervoice, Inc.
Attn: General Counsel
17811 Waterview Parkway
Dallas, TX 75252

           (ii) If to the Executive, at the Executive’s then-current home address on file with Intervoice.

17. Injunctive Relief. The Executive acknowledges and agrees that Intervoice would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, and 10 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that Intervoice shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to Intervoice at law or equity.

18. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of the Executive’s employment with Intervoice, or otherwise.

19. Binding Effect; No Assignment by the Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement. Intervoice is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement to an Affiliate of Intervoice. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

20. Assumption by Successor. Intervoice shall ensure that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Intervoice, either by operation of law or written agreement, assumes the obligations of this Agreement (the “Assumption Obligation”). If Intervoice fails to fulfill the Assumption Obligation, such failure shall be considered Good Reason; provided, however, that the compensation to which the Executive would be entitled to upon a termination for Good Reason pursuant to Paragraph 7(e) shall be the sole remedy of the Executive for any failure by Intervoice to

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fulfill the Assumption Obligation. As used in this Agreement, “Intervoice” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Intervoice that executes and delivers the agreement provided for in this Paragraph 20 or that otherwise becomes obligated under this Agreement by operation of law.

21. Governing Law; Venue. This Agreement and the employment of the Executive shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws. The exclusive forum for any lawsuit arising from or related to the Executive’s employment or this Agreement shall be a state or federal court in Dallas County, Texas. This provision does not prevent Intervoice from removing to an appropriate federal court any action brought in state court. THE EXECUTIVE HEREBY CONSENTS TO, AND WAIVES ANY OBJECTIONS TO, REMOVAL TO FEDERAL COURT BY INTERVOICE OF ANY ACTION BROUGHT AGAINST IT BY THE EXECUTIVE.

22. JURY TRIAL WAIVER. IN THE EVENT THAT ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH INTERVOICE RESULTS IN A LAWSUIT, BOTH INTERVOICE AND THE EXECUTIVE MUTUALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE FOR A JURY TO DECIDE THE ISSUES IN THE LAWSUIT, REGARDLESS OF THE PARTY OR PARTIES ASSERTING CLAIMS IN THE LAWSUIT OR THE NATURE OF SUCH CLAIMS. INTERVOICE AND THE EXECUTIVE IRREVOCABLY AGREE THAT ALL ISSUES IN SUCH A LAWSUIT SHALL BE DECIDED BY A JUDGE RATHER THAN A JURY.

23. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement. In particular, but without limitation, this Agreement supersedes and replaces in its entirety that certain Employment Agreement between the Executive and Intervoice effective as of September 1, 2002, which is hereby terminated.

24. Modification; Waiver. No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Intervoice to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. The Executive acknowledges and agrees that no breach by Intervoice of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

25. Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

26. Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

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27. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Intervoice has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, effective as of the date first set forth above.

INTERVOICE, INC.	ROBERT E. RITCHEY

By: /s/ Gerald F. Montry	/s/ Robert E. Ritchey

Printed Name: Gerald F. Montry

Title: Chairman of the Board of Directors

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